EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Applied Materials, Inc. of our report dated June 3, 2004, with respect to the financial statements and schedule of the Applied Materials, Inc. Employee Savings and Retirement Plan included in the Annual Report on Form 11-K as of and for the year ended December 31, 2003.

/s/ MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
May 4, 2005